UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Cloud Peak Energy Inc.
(Name of Registrant as Specified In Its Charter)

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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2015

The Board of Directors recommends a vote FOR its recommended version of proxy access in Proposal IV, and AGAINST the version of proxy access submitted by a stockholder proponent in Proposal V

April 6, 2015

Dear Stockholder:

Your vote is very important. If you have not done so already, please review the information in Cloud Peak Energy Inc.’s proxy materials for our 2015 annual stockholders meeting and, whether or not you plan to attend the meeting in person, submit your proxy so your shares are represented at the annual meeting.

The 2015 annual meeting will be held at the Gillette College Technical Center, 3251 South 4-J Road, Gillette, Wyoming 82718, on Wednesday, May 13, 2015, at 9:00 a.m. Mountain Time.  At the annual meeting, you are being asked to (1) elect two directors, (2) ratify the appointment of our independent registered public accounting firm for 2015, (3) approve, on an advisory basis, the compensation of our named executive officers pursuant to our annual “say on pay” vote, and (4) approve a recommended amendment to our Bylaws regarding proxy access.  The Board of Directors (the “Board”) unanimously recommends that all stockholders VOTE FOR PROPOSALS I, II, III and IV.

If properly presented at the meeting by the stockholder proponent, our stockholders will also consider and vote on a stockholder proposal regarding proxy access.  The Board has carefully considered the proponent’s proposal and determined it is not in the best interests of Cloud Peak Energy and its stockholders, and the Board unanimously recommends that all stockholders VOTE AGAINST PROPOSAL V.

The proponent’s proxy access proposal would allow an unlimited group of small stockholders who, collectively, beneficially own 3% or more of our outstanding common stock for at least three years to nominate up to 25% of the Board in our proxy materials.  The Board is recommending a proxy access structure in Proposal IV, which would allow a single stockholder who complies with the requirements of the company’s recommended proxy access Bylaw and beneficially owns 5% or more of our outstanding common stock for at least three years to nominate the greater of (x) one director or (y) 10% of the total number of directors in office. The Board’s recommended proxy access proposal represents the Board’s view of an appropriate version of proxy access for our company that is most beneficial to all stockholders, takes into account our size and circumstances and balances the risk of abuse of the process by short-term activist investors and other special interest groups.  Thresholds for a company as large as Exxon Mobil do not make sense for Cloud Peak Energy. Three percent ownership of Cloud Peak Energy is only approximately $11.7 million based on our record date market capitalization, while three percent ownership of Exxon Mobil is approximately $10.5 billion based on its recent market capitalization.

As described in more detail in our proxy statement, the Board’s primary reasons for its proxy access voting recommendations to our stockholders include the following:

1.              The proponent submitted the same proxy access proposal to 75 public companies in a mass mailing and did not identify any specific issues with our Board’s leadership or accountability — The Board strongly opposes the “one-size-fits-all” proxy access proposal submitted by the proponent as part of a mass mailing to 75 public companies. The proponent failed to identify any specific issues with our Board’s leadership or accountability. Instead, the proponent submitted its proposal to Cloud Peak Energy and the other companies as part of a publicized media campaign targeting companies based on perceived issues with the proponent’s three chosen screening criteria. Those criteria included climate change and, as a result, the proponent submitted its proxy access proposal to a number of fossil fuel companies, including Cloud Peak Energy.

2.              As one of the nation’s largest coal producers, we play a major role in providing our country a source of reliable and affordable energy which is essential to maintaining U.S. leadership in the global economy — The coal industry is a critical source of reliable and affordable energy to the U.S. and other countries around the world, and Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of our nation’s electricity.  It is widely known that the coal industry faces well-funded anti-fossil fuel activists with a stated opposition to the existence of our industry and attempts to grow our coal business for the long-term benefit of all our stockholders.  In addition, there are other activist stockholders and special interest groups that may have a short-term or narrow agenda that is not necessarily in the best interest of all of our stockholders and is instead intended to benefit only their particular goals and positions. Proxy access without sufficient safeguards could provide a low-cost avenue for these activist stockholders and special interest groups to significantly disrupt Board composition and corporate strategy.  Accordingly, the Board believes that permissive proxy access, unless accompanied by meaningful requirements and thresholds, could be potentially damaging to the effectiveness of the Board and to our operational performance and long-term growth.

3.              Our small market capitalization warrants different ownership thresholds than substantially larger companies — Based on our record date closing stock price, our market capitalization was only approximately $390 million.  The Board believes a 5% ownership threshold met by a single stockholder is appropriate for us, which would equate to approximately $19.5 million of our common stock based on our record date market capitalization.  The proponent’s proposal would allow an unlimited group of small holders who collectively own only $11.7 million in our common stock (based on our record date market capitalization) to meet the proponent’s proposed universal 3% threshold.  Although 3% with unlimited aggregation may be appropriate for Exxon Mobil with an approximately $350 billion market capitalization, the Board strongly believes that a 3% ownership aggregated by an unlimited group of holders is not appropriate for our company.

4.              Our small Board size warrants different nomination limitations than companies with larger boards — Currently, our Board consists of only six directors.  The Board believes an appropriate nomination level under proxy access for our company is the greater of one director or 10% of the directors in office. The proponent’s proposal would allow nominations up to 25% of our Board, increasing the potential for disruptive director turn-over year after year.

5.              We have existing 5% owners — Among other considerations behind the Board’s decision to select 5% as the applicable ownership threshold, based on a review of recent Schedule 13G filings, there are 5% beneficial owners of our common stock. Refer to the “Security Ownership of Management and Principal Stockholders” section in our proxy statement for our 2015 annual meeting.

6.              We have independent, accountable Board leadership, including an independent Chairman and majority voting requirements — Our Board has a strong independent leadership structure, including an independent Chairman with broad authority and responsibility.  A substantial majority of the Board (five out of six directors) is comprised of independent directors.  In addition, majority voting is required for our directors in accordance with our majority voting policy.  Going back to our initial 2010 annual stockholders meeting, after becoming a public company in 2009, each of our directors has received at least 96% of the votes cast in favor of election or re-election to the Board.

Please submit your proxy to vote your shares today.  Every vote counts.

If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your support.

Sincerely,

Keith Bailey	Colin Marshall
Chairman of the Board	President, Chief Executive Officer and Director

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